Exhibit 3

                      TRADUZIONE DALL'ITALIANO ALL'INGLESE
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                           ITALIAN-ENGLISH TRANSLATION
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INDEX NO.  36787                                                 FILE NO. 4465

                        POWER OF ATTORNEY AND REVOCATION
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The Company PIRELLI SOCIETA' PER AZIONI, with its registered office in Milan, at
Viale Sarca no. 222, a paid up share capital of Euro 1,034,429,598.28=, registered in the Companies' Register of Milan under no. 15901, inland revenue code no. 00886890151, represented by the General Manager for Financial and Administration Affairs Mr. Carlo Buora, born in Milan on the 26 May 1946, domiciled in Milan for the purposes of his office at Viale Sarca no. 222, by virtue of powers granted to him with Power of Attorney under Index no. 110157/16006 - of Mr. Riccardo Ferrario Notary in Milan - dated 18/2/1998, hereby grants power of attorney - with immediate effect - to Ms. Anna Chiara Svelto, born in Milan on the 29 October 1968, to exercise the following powers with individual and separate signature:

            1. Represent the company in all its relations with state administrations and with any other Italian or foreign public administration; sign applications, claims and petitions;

            2. Represent the company in court proceedings; begin and abandon proceedings including as a preventive precautionary measure and enforcement proceedings, therein included revocation and High Court proceedings, before any Italian or foreign jurisdictional authority and before the Constitutional Court, and in general any proceedings including those at supra-national level; fight back in same; appoint attorneys at law and barristers with all the necessary powers; elect domicile;

            3. Represent the company in any bankruptcy proceedings, or proceedings for forced administrative winding up or receivership and promote declaration of same; insinuate debts therein; be present at meetings of creditors; accept and refuse proposals for composition and requests for admission to receivership and extraordinary administration proceedings; grant, within the limits of the said powers under 3, mandates to third parties for determinate special matters;

            4. Represent the company in taxation and currency controls, inspections and official records of ascertainment and verification, and sign the relevant minutes and reports.


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            5.    Undersign communications to the National Commission for
                  Companies and the Stock Exchange, to the Bank of Italy, to the Chambers of Commerce, to Stock Exchanges and to other companies concerning fulfilments charged to the Company by laws and regulations.

            6. Attend meetings of shareholders and bond holders of other companies or corporations, with powers of corporate representation, and take part in passing the relevant resolutions, including any of an extraordinary nature, about any matter, with the power to sub-delegate;

            7. Take all the necessary steps to comply with the fulfilments required for the purposes of communications to be sent to the general file of shareholdings;

            8. Perform any forwarding, clearance and collection transactions on goods, valuables, parcels, packets and letters, including registered and insured ones, at customs offices, the state railways "Azienda Autonoma delle Ferrovie dello Stato", haulage firms in general and the Administration of the Post and Telegraph offices; sign petitions, instances and claims, grant, within the limits of said power, mandates to third parties for determinate deeds or series of deeds.

Whilst exercising the powers granted to her the foresaid Ms. Anna Chiara Svelto must sign under the heading "Pirelli Societa per Azioni" and must have her own name and surname affixed after her signature either by means of a rubber stamp or by typewriter.

The company Pirelli Societa per Azioni, represented as set out hereinabove, substitutes the Power of Attorney granted to Mr. Enrico Silvestri by means of an authentic deed dated 22 April 1998, index no. 21270/1932, drawn up by Notary Ricci of Milan, which must therefore to all intents and purposes be considered to have been revoked.

The present instrument shall be permanently kept in the files of the Notary who authenticates the signature thereon.

Original signed by:

Carlo Buora


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